EXHIBIT 99.1
SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for Apollo Gold Corporation as of December 31, 2008, 2007, 2006, 2005, and 2004, derived from our audited financial statements.  The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this Form 8-K and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary of Financial Condition
(In thousands of U.S. dollars, except per share data)

Canadian GAAP	Years Ended December 31,
	2008 (1)	2007 (1)	2006	2005	2004
Statements of Operations Data
Exploration and business development	$3,185	$2,430	$1,033	$918	$1,051
Operating loss	(6,981)	(7,181)	(5,153)	(9,254)	(9,020)
Loss from continuing operations	(6,759)	(8,451)	(7,603)	(11,487)	(9,504)
Income (loss) from discontinued operations	8,355	10,867	(7,984)	(10,721)	(21,503)
Net income (loss)	1,596	2,416	(15,587)	(22,208)	(31,007)
Net income (loss) per share, basic and diluted
Continuing operations	(0.03)	(0.06)	(0.06)	(0.11)	(0.12)
Discontinued operations	0.04	0.08	(0.07)	(0.11)	(0.27)
Total	$0.01	$0.02	$(0.13)	$(0.22)	$(0.39)

Balance Sheets Data	At December 31,
Total assets	$131,630	$75,073	$51,804	$62,545	$97,635
Long-term debt, including current portion	29,575	13,313	8,900	7,272	6,750
Total shareholders’ equity	73,755	42,873	28,243	32,441	47,221

U.S. GAAP	Years Ended December 31,
	2008 (1)	2007 (1)	2006	2005	2004
Statements of Operations Data
Revenue from sale of minerals	$–	$–	$10,177	$43,254	$38,254
Direct operating costs	–	–	15,361	48,357	52,473
Exploration and business development	3,185	2,430	4,206	6,051	11,456
Operating income (loss)	1,202	(5,964)	(15,813)	(22,183)	(36,302)
Income (loss) from continuing operations	1,202	(13,898)	(11,813)	(19,826)	(38,792)
(Loss) income from discontinued operations	–	–	(350)	(4,907)	308
Net income (loss)	1,202	(13,898)	(12,163)	(24,733)	(38,484)
Net earnings (loss) per share, basic and diluted
Continuing operations	0.01	(0.10)	(0.10)	(0.19)	(0.49)
Discontinued operations	–	–	(0.00)	(0.05)	0.00
Total	$0.01	$(0.10)	$(0.10)	$(0.24)	$(0.49)

Balance Sheets Data	At December 31,
Total assets	$86,262	$29,119	$19,042	$39,331	$77,749
Long-term debt, including current portion	29,693	15,376	9,664	8,785	9,071
Total shareholders’ equity	42,354	8,771	6,940	7,714	25,014

 (1)          Effective December 31, 2006, the Montana Tunnels Mine is a 50/50 joint venture.  Under Canadian GAAP, the Montana Tunnels mine is reported as a discontinued operation for all periods presented.  As of and for the years ended December 31, 2008 and 2007, the Montana Tunnels joint venture is reported under the equity method for U.S. GAAP purposes.  As of and for the years ended December 31, 2006, 2005 and 2004, Montana Tunnels is consolidated and included in continuing operation for U.S. GAAP purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and related notes.  The financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”).  For a reconciliation to generally accepted accounting principles in the U.S. (“U.S. GAAP”), see Note 23 to the attached consolidated financial statements.  Unless stated otherwise, all dollar amounts are reported in U.S. dollars.

BACKGROUND AND RECENT DEVELOPMENTS

We are principally engaged in gold mining including extraction, processing, refining and the production of other by-product metals, as well as related activities including exploration and development of mineral deposits principally in North America.

During the third quarter of 2009, the Company adopted a plan to dispose of Montana Tunnels Mining, Inc. (“MTMI”), a previously reportable segment, which includes the Montana Tunnels and Diamond Hill mines. The Montana Tunnels mine, a 50% joint venture (“Montana Tunnels”), is an open pit mine and mill that produced gold dore and lead-gold and zinc-gold concentrates, located in the State of Montana. Montana Tunnels was placed under care and maintenance on April 30, 2009. The Diamond Hill mine, also located in the State of Montana, is currently under care and maintenance. MTMI has therefore been classified as discontinued operations and that change in classification was reported in our Form 10-Q for the period ended September 30, 2009. We present MTMI in assets/liabilities of discontinued operations in our Consolidated Financial Statements. Please refer to Note 5(a) to our Notes to the Consolidated Financial Statements.

We own an advanced stage development property, the Black Fox project, which is located near Matheson in the Province of Ontario, Canada.  The Black Fox project consists of a mine site situated seven miles east of Matheson and the recently acquired mill complex 12 miles west of Matheson.  We expect we will commence gold production at Black Fox in the second quarter 2009.  We also own Mexican subsidiaries which own concessions at the Huizopa exploration property located in the Sierra Madres in Chihuahua, Mexico.

Corporate

Flow Through Private Placement

On December 31, 2008, we completed a private placement to Canadian purchasers of 3,000,000 common shares issued at Cdn$0.30 per share on a “flow through” basis pursuant to the Income Tax Act (Canada) for gross proceeds equal to Cdn$900,000.  We used the net proceeds from the sale of the flow through shares to fund exploration and certain development expenditures at our Black Fox project.

In consideration for finding the purchasers in the private placement, we paid a cash finder’s fee of Cdn$40,500 (which is equal to 4.5% of the gross proceeds in the private placement) to MAK Allen & Day Capital Partners.  In addition, in consideration for advisory services rendered in connection with the private placement, we paid Haywood Securities Inc. an advisory fee equal to Cdn$36,000 (which is equal to 4.0% of the gross proceeds in the private placement), together with 255,000 common share purchase warrants representing the number of our common shares as is equal to 8.5% of the number of flow through shares sold to purchasers in the private placement.  Each such warrant is immediately exercisable at a price of Cdn$0.30 into one of our common shares within twenty-four (24) months of closing of the private placement.

Black Fox Project Financing

In May 2008, Apollo retained Macquarie Bank Ltd. (“Macquarie Bank”) and RMB Australia Holdings Limited (“RMB”) as joint arrangers (the “Banks”) and underwriters for the Black Fox project finance facility. The Banks conducted due diligence and project review with Apollo throughout the remainder of 2008 and to ensure that development of the Black Fox open pit mine and the upgrade of the mill complex continued on schedule, Apollo and the Banks completed a $15 million bridge facility (the “Bridge Facility”) on December 10, 2008, with each Bank making available 50% of the aggregate loan. The Bridge Facility was subject to an arrangement fee of 5% and interest at LIBOR plus 10% per annum. In addition, each of the Banks received 21,307,127 warrants, each warrant entitling the holder to purchase one common share at a price of Cdn$0.221 per common share and exercisable for a four year period.

On February 20, 2009, we entered into a project facility agreement (“Project Facility”) with the Banks. The Project Facility refinanced the $15 million Bridge Facility under which we had drawn down $13.8 million as of the closing of the Project Facility. Under the Project Facility agreement, we may borrow up to $70,000,000 from the Banks at any time between February 20, 2009 and June 30, 2009, after which time any undrawn portion of the $70,000,000 commitment will be cancelled and will no longer be available for drawdown. The Project Facility requires us to use proceeds from the facility only for: (i) the funding of the development, construction and operation of our Black Fox project; (ii) the funding of certain fees and costs due under the Project Facility and certain related project agreements; (iii) corporate expenditures of up to $7,000,000 as approved by the Banks in our corporate budget ($3,723,939 of which was used to repay the February 2007 convertible debentures, and interest thereon, not held by RAB Special Situation (Master)Fund Limited (“RAB)); (iv) repayment of $15,341,345 under the Bridge Facility and (v) any other purpose that the Banks approve.

The Project Facility was subject to an arrangement fee of $3,465,551, which was paid upon the initial drawdown under the Project Facility, and a commitment fee equal to 1% per annum calculated on a daily basis on the average monthly balance of the undrawn commitment, which is payable in arrears on March 31, 2009 and June 30, 2009. Amounts borrowed under the Project Facility bear interest at LIBOR plus 7% per annum and interest is payable quarterly commencing March 31, 2009. The principal amount is repayable by us in accordance with the following schedule:

Repayment Date	Repayment Amount
September 30, 2009	$9,300,000
December 31, 2009	$6,000,000
March 31, 2010	$4,400,000
June 30, 2010	$4,000,000
September 30, 2010	$3,200,000
December 31, 2010	$2,200,000
March 31, 2011	$1,800,000
June 30, 2011	$2,700,000
September 30, 2011	$2,800,000
December 31, 2011	$2,900,000
March 31, 2012	$4,900,000
June 30, 2012	$6,800,000
September 30, 2012	$9,000,000
December 31, 2012	$3,800,000
March 31, 2013	$6,200,000

In connection with the Project Facility, we issued 34,836,111 warrants to the Banks (11,637,775 to RMB and 23,198,336 to Macquarie Bank) as consideration for financing services provided in connection with the Project Facility. Each warrant entitles the holder to purchase one of our common shares pursuant to the terms and conditions of the warrant. The warrants expire on February 20, 2013 and have an exercise price of Cdn$0.252 per warrant share, subject to customary anti-dilution adjustments. We have agreed to use our best efforts to register the resale of the shares issuable upon exercise of the warrants with the SEC promptly following the execution of the Project Facility. The warrants are in addition to the 42,614,254 warrants issued to the Banks in connection with the Bridge Facility. Following the issuance of the 34,836,111 warrants provided in connection with the Project Facility and assuming exercise by the Banks of all warrants held by them, RMB and Macquarie Bank would beneficially own 14.88% and 18.54%, respectively, of our issued and outstanding capital stock (on an otherwise undiluted basis).

Borrowings under the Project Facility are secured by a first lien on substantially all of our assets, including the Black Fox project, and the stock of our subsidiaries.

The Project Facility contains various financial and operational covenants that impose limitations on us. These include, among other things, limitations and covenants regarding: (i) the conduct of the Black Fox project and use of related assets; (ii) the completion of the Black Fox project; (iii) the use of our funds; (iv) compliance with applicable laws and permits; (v) mining rights at the Black Fox project; (vi) our corporate budget; (vii) provision of information; (viii) maintenance of accounting records; (ix) maintenance of corporate existence; (x) compliance with certain material agreements; (xi) capital maintenance requirements; (xii) payment of indebtedness and taxes; (xiii) amendments to existing agreements relating to the Black Fox project or entry into any such agreements; (xiv) amendments to governing documents; (xv) disposition of or encumbrance of certain assets; (xvi) engaging in other lines of business; (xvii) incurrence of indebtedness; (xviii) related party transactions; (xix) creation of new subsidiaries; (xx) dividends and other distributions; (xxi) maintenance of the property securing the Project Facility; (xxii) insurance; (xxiii) subordination of intercompany claims; (xxiv) tradability of the warrant shares under Canadian securities laws; (xxv) registration of the warrant shares under United States securities laws; (xxvi) maintenance of listing status on the TSX and status as a reporting issuer under Canadian securities laws; (xxvii) maintenance of certain financial coverage ratios and minimum project reserves; (xxviii) satisfaction of a minimum tangible net worth test; and (xxix) maintenance of the hedging arrangements described below; and (xxx) the operation of the Black Fox project in compliance with an agreed cash flow budgeting and operational model.

Subject in certain cases to applicable notice provisions and cure periods, events of default under the Project Facility include, without limitation: (i) failure to make payments when due; (ii) certain misrepresentations under the Project Facility and certain other documents; (iii) breach of financial covenants in the Project Facility; (iv) breach of other covenants in the Project Facility and certain other documents; (v) loss of certain mineral rights; (vi) compulsory acquisition or expropriation of certain secured property by a government agency; (vii) certain cross-defaults on other indebtedness of our company; (viii) entry of certain judgments against us that are not paid or satisfied; (ix) enforcement of encumbrances against our material assets (or any such encumbrance becomes capable of being enforced); (x) events of liquidation, receivership or insolvency of our company; (xi) maintenance of listing status on the TSX or NYSE Amex and status as a reporting issuer under Canadian securities laws; or (xii) occurrence of any event which has or is reasonably likely to have a material adverse effect on our assets, business or operations, our ability to perform under the Project Facility and other transaction documents, the rights of the Banks or the enforceability of a transaction document. The Project Facility provides that in the event of default, the Banks may declare that the debts and monetary liabilities of our company are immediately due and payable and/or cancel the credit facility and foreclose on our assets.

As a part of the Project Facility, we and the Banks have entered into a hedging program covering both gold sales and part of our Canadian dollar operating costs. Specifically, we have entered into a 250,420 ounce gold forward sales program which will be allocated across the four year term of the Project Facility. The weighted average price of the sales program is $876 per ounce of gold.  The foreign exchange hedge program was for the Canadian dollar equivalent of $60 million, at an average exchange rate of US$1 = Cdn$1.21, over a period covering the four year term of the Project Facility.

Extension of maturity date for February 2007 convertible debentures held by RAB

On February 23, 2007, we concluded a private placement pursuant to which we sold $8,580,000 aggregate principal amount of convertible debentures due February 23, 2009.  Each $1,000 principal amount of the February 2007 convertible debentures was convertible at the option of the holder into 2,000 of our common shares, at any time until February 23, 2009.  Additionally, each $1,000 principal amount of the February 2007 convertible debentures included 2,000 common share purchase warrants,  entitling the holder to purchase one of our common shares at an exercise price of $0.50 per share, with such accompanying warrants expiring February 23, 2009.  We filed a Form 8-K with the SEC on February 26, 2007 disclosing the terms of the February 2007 convertible debentures, the warrants and the private placement pursuant to which such securities were issued.

RAB owns $4,290,000 principal amount of February 2007 convertible debentures (on which $772,200 of interest was accrued and unpaid on the maturity date of February 23, 2009) and 8,580,000 accompanying warrants.  We and RAB agreed to extend the original maturity date of the February 2007 convertible debentures owned by RAB to February 23, 2010.  Furthermore, RAB agreed that we shall have the option to repay the $772,200 of accrued interest on RAB’s February 2007 convertible debentures in either our common shares or cash.  We elected to pay the accrued interest in common shares and issued 2,444,765 shares to RAB calculated by dividing the accrued interest owed by the volume weighted average market price of our common shares as quoted on the Toronto Stock Exchange during the five trading days ending February 23, 2009.  In consideration for the foregoing, we agreed to (i) issue 2,000,000 common shares to RAB, (ii) extend the expiration date of the accompanying warrants issued to RAB to March 5, 2010 and (iii) reduce the exercise price of the accompanying warrants issued to RAB from $0.50 to $0.25.  The terms and conditions of the $3,148,100 aggregate principal amount of February 2007 convertible debentures and accompanying warrants not owned by RAB were not amended and we repaid the principal amount and accrued interest thereon to the holders thereof on in cash February 23, 2009.

In December 2008, we retained Haywood Securities Inc., (“Haywood”), to provide financial and advisory services, including in connection with the repayment or restructuring of the February 2007 convertible debentures.  In consideration for those services, we agreed to issue 1,000,000 of our common shares to Haywood by February 28, 2009.  In addition, the Black Fox Project Facility constitutes an “alternative transaction” under the terms of our agreement with Haywood, which required us to pay certain compensation to Haywood.  Specifically, we were obligated to compensate Haywood by issuing to it 2,172,840 common shares and 2,567,901 common share purchase warrants exercisable for a two year period at an exercise price of Cdn$0.256 per share.

Early repayment of debt facility with RMB

On July 1, 2008, we entered into an amendment to the October 2007 debt facility with RMB pursuant to which we borrowed an additional $5,150,000 under that debt facility.  In connection therewith, we entered into additional put and call contracts for gold, silver, lead and zinc.

On October 23, 2008, we closed some of the additional put and call contracts put in place in connection with the July 2008 amendment early since the current value of the contracts exceeded the December 2008 repayment obligation of $1,716,667 under the debt facility, and the proceeds therefrom of $2,010,000 were applied as follows:

1. Repayment of facility principal	$1,952,000
2. Interest due December 31, 2008	$49,300
3. Fees	$8,600

As of March 20, 2009 and after giving effect to the $1,952,000 repayment of principal described above and an additional $75,000 payment made on December 23, 2008, we owed $2,762,000 under the October 2007 RMB debt facility, as amended, $1,717,000 of which is payable on March 31, 2009 and $1,045,000 on June 30, 2009.

Black Fox

Reserves - On April 14, 2008, we filed a Canadian National Instrument, NI 43-101 Technical Report.  The mineral reserves shown in the table below were calculated based on a gold price of $650 per ounce.

Black Fox Probable Reserve Statement as of December 31, 2008

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	1.0	4,350	5.2	730,000
Underground	3.0	2,110	8.8	600,000

Total Probable Reserves				1,330,000

Purchase of the Stock Mill Complex – On  July 28, 2008, we completed the acquisition of the Stock Mill Complex (now referred to as the Black Fox mill) from St Andrew for a purchase price consisting of (i) $19.6 million cash (Cdn$20.1 million) and (ii) the obligation to refund to St Andrew its bonding commitment at the mill complex in the amount of approximately $1.1 million (Cdn$1.2 million) by July 28, 2009.

Mine Development - We have received all necessary permits and approvals required to commence mining activities for phase I of the open pit mine.  In particular, we have received Certified Closure Plan Approval, an Amended Certificate of Approval for Industrial Sewage Works, and a Permit to Take Water (Surface and Ground Water.)

Mining Operations - In October 2008, we awarded a contract for the removal of the glacial till material which overlays the open pit.  This work commenced on October 23, 2008 and is scheduled to be completed in May 2009.  Mining of the open pit ore and waste was undertaken by our employees utilizing our fleet of equipment in March 2009.  We expect that, by the second quarter of 2009, the open pit will produce 1,500 tonnes of ore per day, which will be sufficient to feed the mill.

Mill Complex - In the third quarter 2008, we awarded GBM Engineering Ltd., of the UK, an EPCM (Engineering, Procurement, Construction and Management) contract to increase throughput of the mill’s historic throughput rate of 1,100 tonnes per day up to 2,000 tonnes per day at a cost of approximately $22.0 million.  The upgraded mill is scheduled for commissioning in April 2009 and is expected to reach a throughput rate of 1,500 tonnes per day in May 2009.

Huizopa Project

On August 14, 2008, we announced the results of the core drilling program on the Puma de Oro Exploration target. Twenty five NQ core holes were drilled on a north-trending zone targeted for drilling based on Apollo’s geochemical sampling and geologic mapping. Anomalous gold and silver was found in twenty of the holes with six of the twenty holes having significant gold and silver values. We are currently working on completing a Canadian National Instrument 43-101 for the Huizopa property.

BUSINESS STRATEGY AND DEVELOPMENT

2009 Forecasted Highlights:

We have two properties:  the Black Fox project and the Huizopa project.  Below is a summary of our expectations for these two properties in 2009.

Black Fox Project – We started mining from the Black Fox mine in March 2009 and expect to commission the upgraded Black Fox Mill in April with an objective of reaching a throughput rate of 1,500 tonnes per day by the end of May 2009. We estimate that we will mine 2,983,000 tonnes in 2009, 374,000 tonnes of which will be ore. The ore will be crushed at the mine site and be transported to the Black Fox mill by a fleet of contract trucks. Recoveries of gold are projected to be 95%. The mill will produce a gold dore.

Huizopa Project – Following the completion of our 2008 drilling program, we expect to publish a Canadian National Instrument 43-101 for the Huizopa project during the second quarter of 2009.  This 43-101 will more fully describe the property and the drill results.  This 43-101 will not contain any resources or reserves.

APOLLO GOLD CORPORATION

Results of Operations Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Operating Expenses.

Depreciation and Amortization.  Depreciation and amortization expenses were $0.1 million for the year ended December 31, 2008, compared to $0.1 million for 2007.

General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2008 were $3.7 million compared to $4.6 million for the year ended December 31, 2007.  The decrease of $0.9 million is due to lower legal expenses in 2008.

Exploration and Business Development. Expenses for exploration and development, consisting of exploration related expenses at our exploration properties, totaled $3.2 million and $2.4 million for the years ended December 31, 2008 and 2007, respectively. The increase is due primarily to increased exploration activity at the Huizopa property.

Total Operating Expenses.  As a result of these expense components, our total operating expenses for the year ended December 31, 2008 decreased 3% to $7.0 million from $7.2 million for the year ended December 31, 2007.

Other Income (Expense).

Interest Income, Interest Expense and Financing Costs. We realized interest income of $0.2 million for the year ended December 31, 2008 compared to interest income of $0.5 million for the year ended December 31, 2007 due to lower interest rates realized during 2008. We incurred interest expense of $4.3 million during 2008 and $4.8 million during 2007. The decrease in interest expense is primarily the result of retiring the Series 2004-B convertible debentures in December 2007. Financing costs of $0.7 million were recorded in 2007 in conjunction with the convertible debentures issued February 2007.

Realized and Unrealized Gains on Derivative Instruments. For the year ended December 31, 2008, we realized gains of $5.5 million from gold, silver, lead and zinc derivative instruments and recorded $1.6 million in unrealized losses for the fair value of gold, silver, lead and zinc derivative instruments. For the year ended December 31, 2007, we realized gains of $0.4 million from lead and zinc derivative instruments and recorded $2.1 million in unrealized gains for the fair value of lead and zinc derivative instruments maturing in 2008.

Foreign Exchange Loss and Other. Foreign exchange loss and other was $1.3 million and $0.2 million for the years ended December 31, 2008 and 2007, respectively. For 2008, we recorded $0.9 million for foreign exchange losses from cash balances not held in United States dollars and $0.4 million for an other than temporary impairment for auction rate securities. During 2007, we recorded $0.2 million in foreign exchange losses.

Income Tax Recovery. For the year ended December 31, 2008, we recorded a $1.9 million tax benefit resulting from a $1.9 million benefit for the issuance of flow-through shares in connection with the flow-through equity offering in August 2008 , but recorded no other recovery for income taxes as the net loss carry forwards are fully offset by a valuation allowance. For the year ended December 31, 2007, we recorded a $1.4 million recovery of income taxes in connection with the flow-through equity offering in October 2007, but recorded no other recovery for income taxes as the net loss carry forwards were fully offset by a valuation allowance.

Loss from Continuing Operations.

As a result of the foregoing, the Company had income from continuing operations of $6.8 million, or $0.03 per share, for the year ended December 31, 2008, as compared to a loss of $8.5 million or $0.06 per share, for the year ended December 31, 2007.

Income from Discontinued Operations.

For the year ended December 31, 2008, we recorded income from discontinued operations of $8.4 million, or $0.04 per share, compared with $10.9 million, or $0.08 per share, for the year ended December 31, 2007 from activity of the Montana Tunnels joint venture. Revenues associated with Montana Tunnels for the year ended December 31, 2008, increased 21% to $46.4 million, compared to $38.5 million for the year ended December 31, 2007. The increase in revenue is due to (i) higher gold prices in 2008, (ii) a 46% increase in gold ounces produced and sold and (iii) the fact that the mill was shut down during the first two months of 2007. For the year ended December 31, 2008, direct operating costs, which include mining costs, processing costs, smelting and refining charges, and care and maintenance costs, increased 43% to $37.6 million, from $26.3 million for the year ended December 31, 2007. This increase is a result of there being twelve months of production in 2008 compared to the ten months in 2007 plus 54% higher treatment charges and increased cost per ton of mining.

Net Income for the Year.

As a result of the foregoing, we recorded net income of $1.6 million, or $0.01 per share for the year ended December 31, 2008, as compared to net income of $2.4 million, or $0.02 per share, for the year ended December 31, 2007.

Results of Operations Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Operating Expenses.

Depreciation and Amortization. Depreciation and amortization expenses were $0.1 million for the year ended December 31, 2007, compared to $0.1 million for 2006.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2007 were $4.6 million compared to $4.0 million for the year ended December 31, 2006. Stock-based compensation expense recorded during 2007 was $1.0 million, an increase of $0.5 million over 2006.

Exploration and Business Development. Expenses for exploration and development, consisting of exploration related expenses at our exploration properties, totaled $2.4 million and $1.0 million for the years ended December 31, 2007 and 2006, respectively. The increase in exploration expenses is due to increased activity at our Huizopa property and the settlement of certain claims in relation to the Huizopa property.

Total Operating Expenses. As a result of these expense components, our total operating expenses for the year ended December 31, 2007 increased 48% to $34.1 million from $23.0 million for the year ended December 31, 2006. Most of this increase in costs is due to the resumption of mining and milling operations at the Montana Tunnels mine.

Other Income (Expense).

Interest Income, Interest Expense and Financing Costs. We realized interest income of $0.5 million for the year ended December 31, 2007 compared to interest income of $0.1 million for the year ended December 31, 2006 due to higher cash balances throughout the year. We incurred interest expense of $4.8 million during 2007 and $2.4 million during 2006. The increase in interest expense is due to the accretion on the convertible debentures issued in February 2007. Financing costs of $0.7 million were recorded in 2007 in conjunction with the convertible debentures issued February 2007.

Realized and Unrealized Gains on Derivative Instruments. For the year ended December 31, 2007, we realized gains of $0.4 million from lead and zinc derivative instruments and recorded $2.1 million in unrealized gains for the fair value of lead and zinc derivative instruments maturing in 2008. We held no derivative instruments in 2006.

Foreign Exchange Loss and Other. We realized foreign exchange loss and other expenses of $0.2 million and $0.2 million during the years ended December 31, 2007 and 2006, respectively, from cash balances not held in United States dollars.

Income Tax Recovery. We recorded a $1.4 million recovery of income taxes in connection with the flow-through equity offering in October 2007, but recorded no other recovery for income taxes as the net loss carry forwards are fully offset by a valuation allowance.

Loss from Continuing Operations.

As a result of the foregoing, the Company recorded a loss from continuing operations of $8.5 million, or $0.06 per share, for the year ended December 31, 2007, as compared to a loss of $7.6 million or $0.06 per share, for the year ended December 31, 2006.

Income (Loss) from Discontinued Operations.

For the year ended December 31, 2007, we recorded income from discontinued operations of $10.9 million, or $0.08 per share, compared with a loss of $8.0 million, or $0.07 per share, for the year ended December 31, 2006 primarily from activity of the Montana Tunnels joint venture. Revenues for the year ended December 31, 2007, all of which came from Montana Tunnels increased 278% to $38.5 million, compared to $10.2 million for the year ended December 31, 2006. The increase in revenue is due to milling higher grade ores, higher metal prices in 2007 and the fact that the mill was shut down from May 12, 2006 through February 28, 2007. For the year ended December 31, 2007, direct operating costs, which include mining costs, processing costs, smelting and refining charges, and care and maintenance costs, increased 71% to $26.3 million, from $15.4 million for the year ended December 31, 2006. The increase in costs is due to the following factors: (1) in 2006 mining was suspended until August, while mining occurred during all of 2007 and (2) the resumption of milling operations at Montana Tunnels on March 1, 2007 after being shut down since May 2006. These factors were partially offset because, effective December 31, 2006, the Montana Tunnels mine became a 50/50 joint venture, and therefore Apollo’s share of revenues and direct operating costs was 50% during 2007.

Net Income (Loss) for the Year.

For the year ended December 31, 2007, we recorded net income of $2.4 million, or $0.02 per share, as compared to a net loss of $15.6 million, or $0.13 per share, for the year ended December 31, 2006.

Summary of Quarterly Results

	2008 Quarter Ended In				2007 Quarter Ended In
	Dec	Sept	June	March	Dec	Sept	June	March
	($ in thousands, except per share and total cash cost per ounce data)
Operating loss	$(1,476)	$(1,606)	$(2,188)	$(1,711)	$(2,174)	$(1,219)	$(1,070)	$(2,718)
Loss from continuing operations	194	(2,210)	(1,616)	(3,127)	(207)	(2,190)	(2,163)	(3,891)
Income from discontinued operations	(1,471)	2,758	287	6,781	2,717	4,307	4,599	(756)
Net (loss) income	(1,277)	548	(1,329)	3,654	2,510	2,117	2,436	(4,647)
Net (loss) income per share, basic and diluted	0.00	0.00	(0.01)	0.02	0.02	0.01	0.02	(0.03)
Gold production in ounces (discontinued operations)	5,482	7,319	4,612	6,933	5,233	4,755	5,483	1,161

Financial Condition, Liquidity and Capital Resources

To date, we have funded our operations primarily through issuances of debt and equity securities and cash generated by the Montana Tunnels joint venture (discontinued operations).  At December 31, 2008, we had cash of $3.1 million, compared to cash of $4.5 million at December 31, 2007.  The decrease in cash since December 31, 2007 is primarily the result of investing cash outflows of $41.3 million, partially offset by operating cash inflows of $1.6 million and financing cash inflows of $39.5 million.  Additionally, there was a $1.2 million reduction in cash due to the effect of exchange rate changes on cash.

During the year ended December 31, 2008, net cash used in investing activities totaled $41.3 million. Capital expenditures for property, plant and equipment of $32.1 million for the further development of the Black Fox project, which included $20.6 million for the purchase of the Black Fox mill complex. Net cash used in restricted cash and restricted certificates of deposit amounted to $12.2 million, of which $9.0 million was in connection with the $15 million Bridge Facility pending satisfaction of certain conditions required by the Banks, respecting the improvement of our capital liquidity position on terms satisfactory to the Banks. Other investing activities included (1) restricted certificate of deposit cash outflows of $3.3 million for additional bonding for future reclamation at Black Fox and (2) investing outflows of $2.5 million for discontinued operations. Additionally, there were cash inflows of $5.5 million from settlement of gold, silver, lead and zinc derivative contracts.

During the year ended December 31, 2008, cash provided by financing activities was $39.5 million. Net proceeds on issuance of shares and warrants were $26.3 million which consists of (1) $18.1 million for the unit offering completed July 24, 2008, (2) $7.5 million for the flow-through offering completed August 21, 2008 and (3) $0.7 million for the flow-through offering completed December 31, 2008. Proceeds from loans of $22.2 million were comprised of (1) $5.2 million for an extension on an existing debt facility, (2) $15.0 million for the Bridge Facility entered into on December 10, 2008, (3) $1.0 million for an equipment lease and (4) funding from a margin loan of $1.0 million that is secured by long-term investments (the $1.5 million face value auction rate securities). Payments of notes payable accounted for cash outflows of $9.7 million. Also, cash inflows of financing activities included the exercise of 3.3 million warrants at an average exercise price of $0.43 per common share for proceeds of $1.4 million. Financing cash inflows related to discontinued operations were $0.4 million.

During 2008, we spent $38.2 million on the development of the Black Fox project, including $20.6 million on the purchase of the Black Fox mill complex and $3.3 million on additional bonding. In addition to the $38.2 million spent in 2008, we estimate that an additional $57 million of capital, including $8.4 million of additional bonding, will be required to complete the project. As of December 31, 2008, we had capital commitments associated with the development of Black Fox amounting to $17.1 million and were committed to post $9.0 million (Cdn$10.9 million) cash for environmental bonding at Black Fox.

Management has performed a mineral property impairment test to assess whether there are facts and circumstances that indicate potential impairment of the Montana Tunnels joint venture (discontinued operations). Management has considered the expected future gold, silver, lead and zinc prices, cost structures, the reserves, resources and status of the Montana Tunnels joint venture and financial plans and concluded that there was no impairment for the Montana Tunnels joint venture as of December 31, 2008. However, the ongoing challenging conditions in the financial markets, the commodity markets, and the related uncertainty about the future business environment make an assessment of the mid-to-long term performance by using estimates and assumptions extremely difficult. The continuation of the global liquidity crisis, the commodity market volatility and its wider implications for the operating environment of the Company’s mining operation could result in an impairment of mineral properties in the future.

We estimate that with our December 31, 2008 cash balance of $3.1 million, the projected cash flows from Black Fox and the Montana Tunnels mine joint venture (discontinued operations), and utilization of the $70.0 million Project Facility, we will have sufficient funds to (1) fund the 2009 work programs for the continued development of Black Fox, including the capital commitments discussed in the immediately preceding paragraph, (2) fund $0.7 million for exploration at Huizopa, (3) repay the $3.7 million outstanding principal amount of convertible debentures due February 2009 (including interest of $0.6 million), (4) repay $15.3 million principal due in 2009 on the Project Facility and (5) fund corporate overhead.

Table of Contractual Obligations

	Payments Due by Period
Contractual Obligations (as of December 31, 2008)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(Thousands)
Convertible debentures	$7,438	$3,148	$4,290	$–	$–
Interest on convertible debentures	1,339	567	772	–	–
Capital lease obligations	1,745	633	1,112	–	–
Operating lease obligations	486	369	111	6	–
Purchase obligations	17,094	17,094	–	–	–
Notes payable and other current debt	18,954	18,954	–	–	–
Other long-term liabilities reflected on the balance sheet (1)	16,369	–	–	–	16,369

(1)
Other long-term liabilities represent asset retirement obligations.  Asset retirement obligations include several estimates about future reclamation costs, mining schedules, timing of the performance of reclamation work and the quantity of ore reserves which in turn determine the ultimate closure date, which in turn impacts the discounted amounts of future asset retirement liabilities.  The discounted value of these projected cash flows is recorded as “Accrued site closure costs” of 10.6 million as shown on the balance sheet as of December 31, 2008 (full value is $29.1 million before removing 50% joint venture interest).  The amount shown above is undiscounted to show full expected cash requirements to Apollo (full value is $29.3 million before removing 50% joint venture interest).  As of December 31, 2008, restricted certificates of deposit of $12.0 million ($19.6 million before removing 50% joint venture interest) has been placed in trust as security relating to the asset retirement obligations.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements as of December 31, 2008.

Environmental Compliance

Our current and future exploration and development activities, as well as our future mining and processing operations, are subject to various federal, state and local laws and regulations in the countries in which we conduct our activities. These laws and regulations govern the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. We expect to be able to comply with those laws and do not believe that compliance will have a material adverse effect on our competitive position. We intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with our mining operations and exploration activities. We intend to maintain standards of environmental compliance consistent with regulatory requirements.

Our current environmental liabilities are at Black Fox. As of December 31, 2008, we have accrued $1.4 million related to reclamation, an increase of $1.0 million from December 31, 2007. These liabilities are covered by $3.8 million of restricted cash at December 31, 2008. We have accrued the present value of management’s estimate of the future liability as of December 31, 2008.

Also, we assumed additional environmental liabilities when we purchased the Black Fox mill complex which are currently recorded at $1.2 million, included in the $1.4 million above. We will be required to post a bond of Cdn$1.2 million by July 28, 2009 to replace the existing bond put in place by St Andrew.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.

Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies that we believe are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 3 to the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Transition to United States generally accepted accounting principles

During the year ended December 31, 2008, the Company initiated a plan to transition from accounting principles generally accepted in Canada (“Canadian GAAP”) to accounting principles generally accepted in the United States (“US GAAP”), as allowable under both Canada and US securities laws. The transition is anticipated to be retroactive and effective for the three years ended December 31, 2009, with initial presentation of the consolidated financial statements prepared in accordance with US GAAP to be filed with our Annual Report on Form 10-K for the fiscal year ending December 31, 2009.
We are currently developing our US GAAP change-over plan. Towards this end we have retained qualified professional personnel to oversee and effect the conversion process. It is expected that the plan will take into consideration, among other things:

•	Changes in note disclosures;
•	Information technology and data system requirements;
•	Disclosure controls and procedures, including investor relations and external communications plans related to the US GAAP conversion;
•	Financial reporting expertise requirements, including training of personnel; and
•	Impacts on other business activities that may be influenced by GAAP measures, such as performance measures and debt covenants.

Although it is not possible at this time to quantify the impact of these factors, Note 23 of the consolidated financial statements highlights those key areas likely to be impacted by changes in accounting policy.

Revenue Recognition

Revenue from the sale of gold and co-products is recognized when the following conditions are met:  persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangement; the price is fixed or determinable and collectability is reasonably assured.  Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties.  Revenue for lead and zinc concentrates is determined by contract as legal title to the concentrate transfers and include provisional pricing arrangements accounted for as an embedded derivative instrument under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

Stock incentive plans

The Company accounts for stock options using the fair value based method of accounting for all stock-based awards. The Company uses the Black-Scholes option pricing model to estimate fair value and records stock-based compensation in operations over the vesting periods of the awards. If and when the stock options are ultimately exercised, the applicable amounts of additional contributed surplus are transferred to share capital.

Stripping Costs

Stripping costs incurred during the production phase of a mine are variable production costs that are included in the costs of the inventory produced during the period that the stripping costs. EIC-160, Stripping Costs Incurred in the Production Phase of a Mining Operation, requires stripping costs that represent a betterment to the mineral property to be capitalized and amortized in a rational and systematic manner over the reserves that directly benefit from the specific stripping activity. During the years ended December 31, 2008 and 2007, the Company capitalized $nil and $6.8 million in deferred stripping costs and recorded amortization thereon in the amount of $3.7 million and $2.0 million, respectively. These amounts relate to Montana Tunnels and therefore are reported under discontinued operations. Deferred stripping costs are amortized using the units-of-production method over the expected life of the operation based on the estimated recoverable gold equivalent ounces.

Reclamation and closure costs

The Company recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The present value of the reclamation liabilities may be subject to change based on management’s current estimates, changes in remediation technology or changes to the applicable laws and regulations by regulatory authorities, which affects the ultimate cost of remediation and reclamation.

Income taxes

The Company accounts for income taxes whereby future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values using the enacted or substantially enacted income tax rates at each balance sheet date. Future income tax assets also result from unused loss carryforwards and other deductions. The valuation of future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount. Although the Company has tax loss carryforwards (see Note 15 to the consolidated financial statements), there is uncertainty as to utilization prior to their expiry. Accordingly, the future income tax asset amounts have been fully offset by a valuation allowance.

Depreciation and Depletion

Depreciation is based on the estimated useful lives of the assets and is computed using straight-line and unit-of-production methods. Depletion is computed using the unit-of-production method. The units-of-production method under Canadian GAAP is based on proven and probable ore reserves and a portion of resources expected to be converted to reserves based on past results. As discussed above, our estimates of proven and probable ore reserves and resources may change, possibly in the near term, resulting in changes to depreciation, depletion and amortization.

Impairment of Long-Lived Assets

We review the net carrying value of all facilities, including idle facilities, on a periodic basis. We estimate the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves and mineral resources expected to be converted into mineral reserves (see discussion above), future production cost estimates and future metals price estimates over the estimated remaining mine life. If undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

Environmental Matters

When it is probable that costs associated with environmental remediation obligations will be incurred and they are reasonably estimable, we accrue such costs at the most likely estimate. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study for such facility and are charged to provisions for closed operations and environmental matters. We periodically review our accrued liabilities for such remediation costs as evidence becomes available indicating that our remediation liability has potentially changed. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on our current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Changes in Accounting Pronouncements

During the first quarter 2008, we adopted three new presentation and disclosure standards that were issued by the Canadian Institute of Chartered Accountants (“CICA”): Handbook Section 1535, Capital Disclosures (“Section 1535”), Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”) and Handbook Section 3863, Financial Instruments – Presentation (“Section 3863”). Section 1535 requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements and carrying forward unchanged its presentation requirements for financial instruments. Sections 3862 and 3863 place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

During the second quarter 2008, Handbook Section 1400, General Standards of Financial Statement Presentation, was amended to include requirements to assess and disclose an entity’s ability to continue as a going concern. The new requirements were effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The adoption of this statement did not have an impact on our consolidated financial statements.

During the first quarter 2008, the Company adopted Handbook Section 3031 – Inventories, which replaces the former Section 3030 – Inventories. Section 3031 establishes standards for the measurement and disclosure of inventories, including the measurement of inventories at the lower of cost and net realizable value, consistent use of either first-in, first-out (FIFO) or weighted average cost formulas and the reversal of inventory write-downs previously recognized. The Company has applied the new standard prospectively. The adoption of Section 3031 on January 1, 2008, did not have a material impact on the Company’s financial condition or operating results.

Recent Accounting Pronouncements

Effective January 1, 2009, we will adopt Handbook Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, and establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the introduction of this standard, the CICA restricted the application of EIC 27, Revenues and Expenditures in the Pre-operating Period (“EIC 27”). We are evaluating the impact of the adoption of this new Section on our consolidated financial statements.

During January 2009, the CICA issued Handbook Sections 1582, Business Combinations (“Section 1582”), 1601, Consolidated Financial Statements (“Section 1601”) and 1602, Non-controlling Interests (“Section 1602”) which replaces CICA Handbook Sections 1581, Business Combinations, and 1600, Consolidated Financial Statements. Section 1582 establishes standards for the accounting for business combinations that is equivalent to the business combination accounting standard under International Financial Standards (“IFRS”). Section 1582 is applicable for the Company’s business combinations with acquisition dates on or after January 1, 2011. Early adoption of this Section is permitted. Section 1601 together with Section 1602 establishes standards for the preparation of consolidated financial statements. Section 1601 is applicable for our interim and annual consolidated financial statements for the fiscal year beginning January 1, 2011. Early adoption of this Section is permitted. If we choose to early adopt any one of these Sections, the other two sections must also be adopted at the same time. We are evaluating the impact of the adoption of these new Sections on our consolidated statements.

RELATED PARTY TRANSACTIONS

The Company had the following related party transactions for the three years ended December 31, 2008, 2007, and 2006, respectively.

	2008	2007	2006
	(Thousands)
Legal fees paid to two law firms, a partner of each firm is a director of the Company	$512	$381	$118
Consulting services paid to a relative of an officer and director of the Company	16	9	14

These transactions are in the normal course of business and are measured at the exchange amount which is the consideration established and agreed to by the related parties.  In addition, the Company had the following related party transactions:

•
Acquisition of Black Fox Mill Complex from St Andrew Goldfields Ltd.  On July 28, 2008, we completed the acquisition from St Andrew Goldfields Ltd., at the time a beneficial owner of more than ten percent (10%) of our common shares, (“St Andrew”), of a mill and related equipment, infrastructure, property rights, laboratory and tailings facilities, located near Timmins, Ontario.  This transaction is not a related party transaction for accounting purposes.

•
July 2008 Public Unit Offering.  On July 24, 2008, we completed an offering of 40,806,500 units for gross proceeds of Cdn$20,215,750 and US$185,625.  The net proceeds of the offering were approximately Cdn$18,740,000, Cdn$14,500,000 of which were used to fund Apollo Gold’s acquisition of St Andrews’ mill complex in Timmins, Ontario, with the remainder used for the development of the our Black Fox project and for general working capital.  St Andrew, at the time a beneficial owner of more than ten percent (10%) of our common shares, purchased 2,400,000 units in the offering.  In addition, the following officers and directors of Apollo participated in the offering:  David W. Peat (25,000 units); Robert W. Babensee (20,000 units); Charles E. Stott (10,000 units); R. David Russell (100,000 units); Melvyn Williams (100,000 units) and Brent E. Timmons (40,000 units).

•
Also, a director of the Company participated in the private placement of flow- through shares that we completed in October 2007 and purchased 54,545 flow-through shares in connection with the offering.